Exhibit 99.2 - Supplemental Information
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   (1) This Form 4 reports the purchase of 500 units of the Issuer ("Units"), each of which consist of one share of common stock of the Issuer ("Common Stock") and two warrants to purchase Common Stock ("Warrants"), by CRT Capital Group LLC, a Connecticut limited liability company ("CRT Capital").

   (2) The securities to which this report relates were purchased by CRT Capital. CRT Capital Holdings LLC, a Delaware limited liability company ("CRT Holdings"), owns all the equity interests in and is the sole managing member of CRT Capital. C. Michael Vaughn and J. Christopher Young are the two managing members, and share control, of CRT Holdings and through it CRT Capital. In accordance with Instruction 5(b)(iv), for Section 16 purposes, the entire amount of the Issuer's securities held by CRT Capital is reported herein. C. Michael Vaughn and J. Christopher Young disclaims any beneficial ownership of any of the Issuer's securities to which this report relates for purposes of Section 16 of the Securities Exchange Act of 1934, as amended, except to the extent of their indirect pecuniary interest therein, and this report shall not be deemed an admission that any Reporting Person is the beneficial owner of such securities for purposes of Section 16 or for any other purposes.